Exhibit 99.1

China Security & Surveillance Technology, Inc.
Receives Government Approval to Officially Close the Shanghai Cheng Feng Acquisition

SHENZHEN, China, Dec. 18 -- China Security & Surveillance Technology, Inc., "China Security" (OTC Bulletin Board: CSCT), a leading provider of digital surveillance technology in China, announced today that the Company recently received official approval from the Shanghai Industry and Commerce Bureau regarding the closing of the acquisition of Shanghai Chengfeng Digital Technology Co. Ltd. “Cheng Feng”, which was initially announced on July 7th, 2006.

As part of the closing of the acquisition, China Security will pay cash consideration of approximately $6.25 million (equivalent of RMB 50 million) and 1,331,376 shares of restricted common stock, in addition to the $1.25 million in cash paid last quarter. Under the share transfer agreement, the stockholders of Cheng Feng will pledge to China Security approximately $2.50 million (equivalent of RMB 20 million) worth of China Security common stock to secure a “make good” obligation, which equates to a range of between approximately $1.25 million to $1.88 million in net income for 2006 and approximately $2.0 million to $3.13 million in 2007. For full disclosure of this provision please refer to the 6-K filed with the SEC on July 7, 2006.

“We are very pleased to officially complete the acquisition of Shanghai Cheng Feng, which significantly improves the depth of our intellectual property portfolio and enables us to offer one of the most comprehensive security and surveillance packages in the market, while further diversifying our distribution footprint,” commented Mr. Tu Guo Shen, Chief Executive Officer of China Security. Mr. Shufang Yang, the founder of Cheng Feng, was recently appointed as Chief Operating Officer for China Security and his experience surrounding the industry and technology will serve to further strengthen our senior management team.”

About Cheng Feng:

Cheng Feng is a leader in security surveillance software development and manufacturing in China. Cheng Feng owns advanced video technology which seamlessly integrates with other software and hardware applications. Proprietary software owned by Cheng Feng includes the Security Resource Integration Management Platform and the Security Integration Platform, which are designed to integrate all security installations, both hardware and software, onto a single operating platform to greatly improve the management of the entire security system. Additionally, Cheng Feng has an established brand name and 22 valuable distribution channels across China.

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About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems through its wholly owned subsidiary, Golden Group Corporation (Shenzhen) Limited. China Security has a manufacturing facility located in Shenzhen and a R&D facility which leverages an exclusive collaboration agreement with Beijing University. In addition, China Security has built a diversified customer base through its extensive sales and service network that includes 37 points of presence throughout the PRC. To learn more about China Security, visit their website at: http://www.goldengroup.cn/eindex.asp

Safe Harbor Statement:

This release contains certain “forward-looking statements” relating to the business of China Security and its subsidiary companies, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the ability of the Cheng Feng acquisition to enhance China Security’s core operations and provide technological and cross selling benefits, the expectation that the acquisition will be immediately accretive to earnings and revenue and Cheng Feng’s ability to meet the disclosed Make Good targets for 2006 and 2007. Such forward looking statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Security and Surveillance Technology Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contact :

Company: Terence Yap	Investors: Matt Hayden
(646) 713-4888	Hayden Communications
terence@csstf.com	(858) 704 - 5065
matt@haydenir.com